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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


         INFORMATION STATEMENT PURSUANT TO RULES 13d-1(b), (c) AND (d)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 4)(1)



                            TRACTOR SUPPLY COMPANY
--------------------------------------------------------------------------------
                               (Name of Issuer)




                    COMMON STOCK, PAR VALUE $.008 PER SHARE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                   892356106
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               February 17, 1994
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 6 Pages
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CUSIP NO. 892356106                     13G                  Page 2 of 6 Pages

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas O. Flood
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    570,999
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   570,999
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          570,999
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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ITEM 1(a).   NAME OF ISSUER:

                Tractor Supply Company
             -------------------------------------------------------------------

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                320 Plus Park Boulevard, Nashville, TN 37217
             -------------------------------------------------------------------


ITEM 2(a).   NAME OF PERSON FILING:

                Thomas O. Flood
             -------------------------------------------------------------------


ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                320 Plus Park Boulevard, Nashville, TN 37217
             -------------------------------------------------------------------


ITEM 2(c).   CITIZENSHIP:

                U.S.A.
             -------------------------------------------------------------------


ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

                Common Stock, par value $.008 per share
             -------------------------------------------------------------------


ITEM 2(e).   CUSIP NUMBER:

                892356106
             -------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

    (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange
            Act;





                                Page 3 of 6 Pages

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    (d) [ ] Investment Company registered under Section 8 of the Investment
            Company Act:

    (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.      OWNERSHIP.

    (a) Amount beneficially owned:

                       570,999
             -------------------------------------------------------------------

            This amount includes 100,000 shares held by Mr. Flood's wife, 700 shares held by Mr. Flood's son and 700 shares held by Mr. Flood's daughter, as to which Mr. Flood disclaims beneficial ownership pursuant to Rule 13d-4. Under certain circumstances, Mr. Flood, his wife, his son and his daughter could be viewed as a group within the meaning of Regulation 13D-G. Mr. Flood disclaims membership in any such group.

            This amount also includes 21,157 shares, the approximate number of shares allocable to Mr. Flood's account under the Tractor Supply Company Employee 401(k) Retirement Plan, for which Mr. Flood has indirect voting and dispositive power under certain circumstances.

    (b) Percent of class:

                       6.5%
             -------------------------------------------------------------------

    (c) Number of shares as to which such person has:



                                Page 4 of 6 Pages

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        (i) Sole power to vote or to direct the vote 570,999
                                                     ---------------------------
        (ii) Shared power to vote or to direct the vote 0
                                                        ------------------------
        (iii) Sole power to dispose or to direct the disposition of 570,999
                                                                    ------------
        (iv) Shared power to dispose or to direct the disposition of 0
                                                                     -----------

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.


ITEM 10.     CERTIFICATIONS.

             Not applicable.




                               Page 5 of 6 Pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 10, 1999



                                             Thomas O. Flood
                                             -----------------------------------



                                             By: /s/ Michael J. Kincaid
                                                 -------------------------------
                                                 Michael J. Kincaid
                                                 Attorney-in-Fact*

--------
* Pursuant to a Power of Attorney, dated March 21, 1994, filed with the Reporting Person's Form 3, dated March 22, 1994, which is hereby incorporated herein by reference.







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